Exhibit 99.1

Chairman email to employees

From: Thomas A. Bradley

To: Employees

[Subject Line] Kevin Rehnberg – Temporary Medical Leave of Absence

•	Board Chairman to serve as acting CEO

•	No change in daily operations

Dear Colleagues,

Earlier today, we announced Argo Group Chief Executive Officer Kevin Rehnberg is taking a temporary medical leave of absence. During this time, the board of directors has asked me to serve as acting CEO pursuant to our business continuity plan.

We all wish Kevin the best as he focuses on restoring his health. He has made great progress toward transforming Argo Group over the past few years. The board of directors has absolute confidence in the strong leadership team Kevin has assembled and is impressed by the continued commitment among all employees across the company.

After a career in the insurance industry, I joined Argo’s board of directors in 2018 and was appointed board chairman in 2020. During that time, I’ve had the privilege of working closely with the executive team and do not expect any disruption to our daily course of business. Please reach out to your manager if you have any questions, and I look forward to working more directly with you.

I know you will all join me in wishing Kevin a speedy recovery.

Sincerely,

Tom Bradley

Chairman, Board of Directors